SUPPLEMENTAL AGREEMENT TO
SUPPLY AND OFFTAKE AGREEMENT

This Supplemental Agreement (the “Supplemental Agreement”) to the Supply and Offtake Agreement (as defined below) is made as of October 14, 2011 (the “Effective Date”) between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 200 West Street, New York, New York 10282-2198, Lion Oil Company (the “Company”), a corporation organized under the laws of Arkansas located at 7102 Commerce Way, Brentwood, Tennessee 37027, and Lion Oil Trading & Transportation, Inc. (“LOTT”), a corporation organized under the laws of Arkansas located at 7102 Commerce Way, Brentwood, Tennessee 37027 (each referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, the Company owns and operates a crude oil refinery located in El Dorado, Arkansas (the “Refinery”) for the processing and refining of crude oil and other feedstocks and the recovery therefrom of refined products;
WHEREAS, LOTT is in the business of buying, selling and transporting of crude oil and other petroleum feedstocks in connection with the processing and refining operations of the Company;

WHEREAS, Aron, the Company and LOTT are parties to that certain Master Supply and Offtake Agreement (as from time to time further amended, modified, supplemented and/or restated, the “Supply and Offtake Agreement”), dated as of April 29, 2011, pursuant to which Aron has agreed to deliver crude oil and other petroleum feedstocks to the Company for use at the Refinery and purchase all refined products produced by the Refinery (other than certain excluded products) and Aron and the Company are parties to the Marketing and Sales Agreement (as defined in the Supply and Offtake Agreement) (unless otherwise defined herein, any terms defined in the Supply and Offtake Agreement shall have the same meanings when used herein); and
WHEREAS, the Parties wish to agree to certain additional terms and conditions that shall supplement and amend the Supply and Offtake Agreement and the Marketing and Sales Agreement as hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron, LOTT and the Company do hereby agree as follows:

1.	Amendments to the Supply and Offtake Agreement. The Supply and Offtake Agreement is hereby amended as follows:

1.1 Subject to Section 1.5 below, the definition of “Estimated Gathering Tank Injections” in Section 1.1 thereof is amended in its entirety to read as follows:

“Estimated Gathering Tank Injections” will mean, for any day, the aggregate daily crude flow through meters R1, R2, and R3, plus the total change in daily inventory in the tanks listed on Schedule E (other than Tank 66) minus the sum of aggregate daily crude flow through meters M-4, M-5, FINNEY #4 and FINNEY #5, and any additional meters as mutually agreed upon by the Company and Aron.
1.2 Subject to Section 1.5 below, Schedule H thereto is amended by deleting the current version of such Schedule attached to the Supply and Offtake Agreement and inserting in place thereof the version of Schedule H attached to this Supplemental Agreement.

1.3 Effective immediately, Article VII is amended by inserting at the end thereof a new Section 7.9 reading as follows:

Section 7.9. Certain Month-End Product Transactions. With respect to any bulk purchases and sales of Product between Aron and the Company or any Affiliate of the Company that would occur on or closely preceding the last day of a month and are to be shipped on the Enterprise Teppco Product Pipeline, but would not be reflected in Estimated Daily Net Product Sales until the following month, the parties agree that all such purchases and sales (regardless of the quantity thereof) shall be executed as bulk purchases and sales pursuant to Section 2.4(b) of the Marketing and Sales Agreement (collectively, “Month End Product Transactions”) and shall constitute Company Purchase Agreements.
1.4 Effective immediately, Section 10.1(c)(i) is amended by deleting the reference to “Schedule V” and inserting a reference to “Schedule H” in its place.

1.5 The amendments contemplated by Sections 1.1 and 1.2 above shall become effective for purposes of the determining the Interim Payment due for November 1, 2011 (which determination shall be made at a time prior to such date) and shall be effective from and after such determination time.

2.Amendments to the Marketing and Sales Agreement. The Marketing and Sales Agreement is hereby amended, effective immediately, by deleting subsection (b) of Section 2.4 and inserting the following in its place:

(b) If, in Aron's judgment, any proposed sale to a Company Purchaser under Section 2.4(a) involves a bulk quantity or any proposed purchase from a Company Purchaser involves a bulk quantity, taking into account the quantities generally subject to transactions being entered into by Company Purchasers under Section 2.4(a), then Aron may require that such bulk quantity transaction be separately confirmed and settled between Aron and such Company Purchaser. Any such separately confirmed and settled transaction shall be a “Company Purchase Agreement” hereunder. Aron shall have the right to require that a Company Purchaser provide Aron with documentation and other diligence before entering into any such Company Purchase Agreement. Any Month End Product Transaction (as defined in the Supply and Offtake Agreement) shall constitute a Company Purchase Agreement.

3.	LC Available Amount. With respect to the calculation of the LC Available Amount under the Supply and Offtake Agreement, the parties further agree as follows:

3.1 From the date hereof to the date on which the Monthly True-up Amount with respect to October 2011 is payable under the Supply and Offtake Agreement (the “October True-up Date”), the LC Available Amount shall equal, as of any time during such period, the then current aggregate available amount under all Qualified LCs then held by Aron pursuant to Section 12.4(b) of the Supply and Offtake Agreement plus the then current Deemed LC Amount; provided that if and for so long as a Letter of Credit ceases to be a Qualified LC, the available amount thereof shall not be included in the LC Available Amount.

3.2 For purposes of Section 3.1 above, the “Deemed LC Amount” shall equal:

(a)from the date hereof until the date on which the Monthly True-up Amount with respect to September 2011 is payable under the Supply and Offtake Agreement (the “September True-up Date”), $33,800,000;

(b)from and after the September True-up Date to the October True up Date, $53,800,000; and

(c)from and after the October True-up Date, zero.

3.3 Following the October True-up Date, the LC Available Amounts shall be determined in accordance with the definition thereof set forth in Section 1.1 of the Supply and Offtake Agreement.

4.Rights and Obligations under the Supply and Offtake Agreement. As supplemented and amended hereby, the Supply and Offtake Agreement and all other Transaction Documents in full force and effect. This Supplemental Agreement shall in no way limit or diminish the rights and obligations of the Parties under the Supply and Offtake Agreement.

5.Miscellaneous.

5.1 THIS SUPPLEMENTAL AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANOTHER STATE.

5.2 EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION SITUATED IN THE CITY OF NEW YORK, (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED IN ARTICLE 26 OF THE SUPPLY AND OFFTAKE AGREEMENT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

5.3 Each Party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this Supplemental Agreement.

5.4 If any Section or provision of this Supplemental Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Supplemental Agreement and the remaining portions of this Supplemental Agreement shall remain in full force and effect.

5.5 The terms of this Supplemental Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Supplemental Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Supplemental Agreement shall not be modified or changed except by written instrument executed by the Parties' duly authorized representatives.

5.6 No promise, representation or inducement has been made by either Party that is not embodied in this Supplemental Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

5.7 Time is of the essence with respect to all aspects of each Party's performance of any obligations under this Supplemental Agreement.

5.8 Nothing expressed or implied in this Supplemental Agreement is intended to create any rights, obligations or benefits under this Supplemental Agreement in any person other than the Parties and their successors and permitted assigns.

5.9 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Supplemental Agreement shall survive the expiration or termination of this Supplemental Agreement.

5.10 This Supplemental Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

5.11 All transactions hereunder are entered into in reliance on the fact this Supplemental Agreement and all such transactions constitute a single integrated agreement between the parties, and the parties would not have otherwise entered into any other transactions hereunder.

IN WITNESS WHEREOF, each Party hereto has caused this Supplemental Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY

By: /s/ Colleen Foster___________
Title: Managing Director________
Date: October 14, 2011__________

LION OIL COMPANY

By: /s/ H. Pete Daily___/s/ Assi Ginzburg
Title: VP____________EVP__________
Date: 10/14/11_______10/14/11________

LION OIL TRADING & TRANSPORTATION, INC.

By: /s/ H. Pete Daily___/s/ Assi Ginzburg
Title: VP____________EVP__________
Date: 10/14/11_______10/14/11________

SCHEDULE H

[Confidential Treatment has been requested with respect to the 17 pages of Schedule H pursuant to Rule 24b-2 of the Securities Exchange Act of 1934. Omitted portions have been filed separately with the Securities and Exchange Commission.]

Schedule H-6